Exhibit 99.1


        G&K Services Reports Fiscal 2007 Third Quarter Results

                     Earnings exceed expectations;
                 Operating margins continue to expand


    MINNEAPOLIS--(BUSINESS WIRE)--May 1, 2007--G&K Services, Inc. (Nasdaq:GKSR), today reported revenue for the third quarter ended March 31, 2007 of $235.2 million, a 4.0 percent increase from prior-year revenue of $226.1 million. Organic rental growth combined with revenue from acquisitions contributed to the increase in revenue over the prior-year.

    Earnings per diluted share totaled $0.57 for the quarter, a 16.3 percent increase, compared to $0.49 during the prior-year period. Third quarter earnings exceeded expectations due to improved operating performance and a lower than anticipated effective tax rate. The increase in earnings compared to the prior-year, was driven by revenue growth and productivity improvements, partially offset by continued investment initiatives.

    "We're very pleased to report solid revenue and earnings growth during the third quarter," said Richard Marcantonio, G&K's chairman and chief executive officer. "The momentum we've established, along with the benefits we're achieving from our investments in sales, marketing and productivity initiatives, will provide for a successful finish to fiscal 2007 and a strong foundation for the long-term success of the company."

    Income Statement Review

    Third quarter revenue from G&K's rental business increased to $211.8 million, up 5.1 percent over the prior-year period. The company's organic rental growth rate was approximately 4.0 percent in the third quarter, an improvement of 50 basis points compared to the prior-year period. Direct sale revenue for the third quarter was $23.4 million compared to $24.6 million in the prior-year third quarter. Direct sale revenue was slightly below the record level achieved in the prior-year period which included the initial rollout of a new uniform program with a major customer. The organic revenue growth rates are calculated using rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results.

    Gross margin from rental operations for the quarter increased to
35.4 percent from 34.8 percent in the prior-year period. Higher rental gross margin during the quarter resulted from the efficiencies gained from revenue growth and slightly lower energy costs. These productivity improvements were somewhat offset by increased merchandise costs associated with continued strong new account growth. Gross margin from direct sales was 27.7 percent compared to 28.2 percent in the prior-year period.

    Selling, general and administrative expenses were 21.3 percent of consolidated revenue for the quarter, down from 22.0 percent in the year-earlier period. The prior-year third quarter included expense from a legal settlement that represented 0.9 percent of consolidated revenue. Selling expenses as a percent of consolidated revenue were higher than the year ago period as a result of the expansion in the company's sales force during the last year. This increase was partially offset by lower administrative expenses due to office productivity savings as a result of the company's handheld initiative, leverage due to improved revenue growth and lower retirement plan expenses.

    Operating margin for the third quarter was 8.5 percent of consolidated revenue compared to 7.3 percent in the prior-year period. The improvement in operating margin was driven by incremental income from revenue growth and lower administrative and legal expenses.

    "As planned, we delivered sequential and year-over-year operating margin expansion in the third quarter," Marcantonio said. "We continue to focus on improving margins through increasing top-line revenue growth and executing our strategic investments. In addition to strong operating performance, we successfully completed the rollout of our handheld system, secured several significant customer wins and acquired two high quality rental businesses that expand our market coverage."

    The effective tax rate for the third quarter increased to 25.4 percent from 21.5 percent in the year-earlier period. The company's effective tax rate in the third quarter and prior-year period were lower than statutory rates due to the reduction of tax reserves no longer required.

    Balance Sheet and Cash Flow Statement Review

    The company's balance sheet remains strong. As of March 31, 2007, the company had total borrowings of $221.9 million, down from $230.0 million a year ago. Total debt as a percent of total capitalization was 27.8 percent. Total stockholders' equity increased to $576.1 million.

    Cash provided by operating activities for the nine months ended March 31, 2007 increased to $51.2 million from $50.0 million in the prior-year period. Cash used to purchase property, plant and equipment during the current nine month period totaled $23.2 million compared to $26.4 million in the prior-year period. Free cash flow, defined as cash flow from operations less capital expenditures, for the first nine months of fiscal 2007 increased to $28.0 million from $23.6 million in the prior-year period. Cash flow used for business acquisitions during the nine month period totaled $47.5 million compared to $11.3 million in the prior-year period. During the third quarter, the company acquired two rental businesses and also paid an outstanding note payable and performance payment associated with a prior acquisition.

    Outlook

    The company expects fiscal 2007 fourth quarter revenue to range from $237.0 million to $240.0 million and earnings per diluted share from $0.50 to $0.53. The revenue guidance represents a rental organic growth rate above the third quarter of fiscal 2007. The earnings guidance reflects a continued sequential improvement in operating margin and a more normalized statutory income tax rate of 38.0 to 39.0 percent.

    Conference Call Information

    The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company's website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through June 1, 2007.

    Safe Harbor for Forward-Looking Statements

    Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2006.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.




                CONSOLIDATED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                            For the Three Months For the Nine Months
                                    Ended                Ended
                            ------------------------------------------

(U.S. Dollars, in thousands, March 31,  April 1, March 31,  April 1,
 except per share data)        2007       2006      2007      2006
----------------------------------------------------------------------

----------------------------------------------------------------------
Revenues
 Rental operations            $211,842  $201,562  $628,273   $594,985
 Direct sales                   23,400    24,579    60,861     58,452
----------------------------------------------------------------------
    Total revenues             235,242   226,141   689,134    653,437
----------------------------------------------------------------------
Operating Expenses
 Cost of rental operations     136,951   131,387   403,436    383,565
 Cost of direct sales           16,923    17,659    44,579     42,015
 Selling and administrative     50,110    49,619   150,031    141,219
 Depreciation and
  amortization                  11,326    10,883    33,776     32,126
----------------------------------------------------------------------
    Total operating expenses   215,310   209,548   631,822    598,925
----------------------------------------------------------------------
Income from Operations          19,932    16,593    57,312     54,512
 Interest expense                3,647     3,395    10,526      9,712
----------------------------------------------------------------------
Income before Income Taxes      16,285    13,198    46,786     44,800
 Provision for income taxes      4,136     2,840    15,801     13,837
----------------------------------------------------------------------
Net Income                     $12,149   $10,358   $30,985    $30,963
----------------------------------------------------------------------
 Basic weighted average
  number of shares
  outstanding                   21,304    21,132    21,227     21,069
Basic Earnings Per Common
 Share                           $0.57     $0.49     $1.46      $1.47
----------------------------------------------------------------------
 Diluted weighted average
  number of shares
  outstanding                   21,445    21,311    21,394     21,228
Diluted Earnings Per Common
 Share                           $0.57     $0.49     $1.45      $1.46
----------------------------------------------------------------------

Dividends per share            $0.0400   $0.0175   $0.1200    $0.0525




                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries

                                                March 31,    July 1,
                                                  2007        2006
(U.S. dollars, in thousands)                   (Unaudited)
----------------------------------------------------------------------
ASSETS
Current Assets
 Cash and cash equivalents                        $16,758     $19,690
 Accounts receivable, net                         102,168      94,964
 Inventories                                      141,404     141,031
 Prepaid expenses                                  17,377      15,552
----------------------------------------------------------------------
         Total current assets                     277,707     271,237
----------------------------------------------------------------------

Property, Plant and Equipment, net                253,457     249,001
Other Assets                                      457,943     430,854
----------------------------------------------------------------------
                                                 $989,107    $951,092
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable                                 $23,617     $27,404
 Accrued expenses                                  76,791      72,999
 Deferred income taxes                             10,370      10,419
 Current maturities of long-term debt              62,669      18,199
----------------------------------------------------------------------
         Total current liabilities                173,447     129,021
----------------------------------------------------------------------

Long-Term Debt, net of current maturities         159,269     195,355
Deferred Income Taxes                              32,260      34,343
Other Noncurrent Liabilities                       48,002      44,985
Stockholders' Equity                              576,129     547,388
----------------------------------------------------------------------
                                                 $989,107    $951,092
----------------------------------------------------------------------




           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)
                                             For the Nine Months Ended
                                             -------------------------
                                               March 31,    April 1,
(U.S. dollars, in thousands)                     2007         2006
----------------------------------------------------------------------
Operating Activities:
  Net income                                      $30,985     $30,963
  Adjustments to reconcile net income to net
  cash provided by operating activities -
  Depreciation and amortization                    33,776      32,126
  Stock-based compensation                          3,597       3,060
  Deferred income taxes                              (257)        354
  Changes in current operating items,
   exclusive of acquisitions                      (18,772)    (17,320)
  Other, net                                        1,862         829
----------------------------------------------------------------------
Net cash provided by operating activities          51,191      50,012
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions,
   net                                            (23,214)    (26,414)
  Acquisition of business assets, net             (47,543)    (11,300)
  Purchase of investments, net                     (2,043)     (1,720)
----------------------------------------------------------------------
Net cash used for investing activities            (72,800)    (39,434)
----------------------------------------------------------------------
Financing Activities:
  Repayments of long-term debt                     (7,579)     (7,661)
  Proceeds from short-term borrowings, net         26,446       2,050
  Cash dividends paid                              (2,575)     (1,112)
  Sale of common stock                              3,004       2,395
----------------------------------------------------------------------
Net cash provided by (used for) financing
 activities                                        19,296      (4,328)
----------------------------------------------------------------------
(Decrease) Increase in Cash and Cash
 Equivalents                                       (2,313)      6,250
Effect of Exchange Rates on Cash                     (619)        365

Cash and Cash Equivalents:
  Beginning of period                              19,690      15,345
----------------------------------------------------------------------
  End of period                                   $16,758     $21,960
----------------------------------------------------------------------
Supplemental Cash Flow Information:
  Non-Cash Transactions -
      Debt issued to seller in connection
       with business acquisitions                      $-     $(1,419)
----------------------------------------------------------------------



    CONTACT: G&K Services, Inc.
             Jeffrey L. Wright, Senior Vice President and Chief
             Financial Officer, 952-912-5500
             or
             Glenn L. Stolt, Vice President and Treasurer,
             952-912-5500
             or
             Shayn R. Carlson, Director of Investor Relations,
             952-912-5500